Exhibit 4.14

Execution version

MANAGEMENT AGREEMENT

between

Höegh LNG Cyprus Limited

and

Höegh LNG AS

TABLE OF CONTENTS

		Page

1	BACKGROUND	3

2	APPOINTMENT OF THE MANAGER	3

3	MANAGEMENT SERVICES	4

4	ADMINISTRATIVE MANAGEMENT SERVICES	4

5	COMMERCIAL MANAGEMENT SERVICES	5

6	TECHNICAL MANAGEMENT SERVICES	6

7	OTHER SERVICES SPECIFICALLY AUTHORISED	6

8	THE MANAGERS’ SUB-CONTRACTING	6

9	OWNERSHIP	6

10	RESPONSIBILITIES	6

11	ACCOUNTING	7

12	AUDITING	8

13	MANAGEMENT FEE	8

14	SUSPENSION OF MANAGERS’ PERFORMANCES UNDER THE AGREEMENT	8

15	DURATION AND TERMINATION OF THE AGREEMENT	8

16	LAW AND ARBITRATION	9

17	NOTICES	9

* * *

MANAGEMENT AGREEMENT

This agreement (the “Agreement”) is entered into between:

(1)	Höegh LNG Cyprus Limited, company registration no. HE-339342, of Profiti Ilia, 4, Kanika International Business Centre, 6th Floor, Flag 4, Germasogeia, 4046, Limassol, Cyprus (“Owner”), and

(2)	Höegh LNG AS, company registration no. 989 837 877, Drammensveien 134, 0277 Oslo, Norway (“Manager”).

IT IS HEREBY AGREED as follows:

1	BACKGROUND

Both the Owner and the Manager are companies in the Höegh LNG Group, with ultimate owner Höegh LNG Holdings Ltd. and are subject to the prevailing Decision Guides and Manuals of the Höegh LNG Group. The Höegh LNG Group has a fleet consisting of Liquefied Natural Gas (LNG) carriers and Floating Storage and Regasification Units (FSRUs) (the “Höegh LNG Fleet”).

The Owner will enter into a Memorandum of Agreement (the “MOA”) with Höegh LNG FSRU III Ltd. whereby the Owner will take title to the FSRU Höegh Gallant, IMO No. 9653678 (the “FSRU”), and will require certain services to be provided by the Manager as defined below.

The Owner will further assign all the economic ownership of the FSRU to its branch in Egypt, Hoegh LNG Cyprus Limited, Egypt Branch (the “Branch”), in order for the Branch to lease out the FSRU under a lease and maintenance agreement (the “LMA”) with Hoegh LNG Egypt LLC (“Charterers”) for the provision of FSRU and certain services and, following which the Charterers will be the disponent owner of the FSRU. Reference to the Owner in this Agreement includes the Branch and any other branches the Owner may establish.

The Owner wish to use the management services of the Manager as described herein and the Manager is willing to perform the services under this Agreement.

2	APPOINTMENT OF THE MANAGER

(a)	With effect from time and date of commencement of the LMA, the Manager will act as manager for the Owner. The Owner hereby confirms the appointment of the Manager and the Manager hereby agrees to act as Manager for the Owner.

(b)	The Manager undertakes to use its best endeavors to provide the management services specified herein to the Owner in accordance with sound management practice and to protect and promote the interests of the Owner in all matters relating to the provision of services hereunder.

(c)	In the exercise of its duties hereunder, the Manager, to the extent practicable and subject to sound management practices, shall act in accordance with the policies and instructions that from time to time shall be communicated to it by the Owner, and the Manager shall at all times serve the Owner faithfully and diligently.

3	MANAGEMENT SERVICES

Subject to the terms and conditions herein provided, during the term of this Agreement, the Manager shall carry out, as representative for and on behalf of the Owner, those of the following functions as the Owner shall instruct the Manager to provide from time to time:

a)	Administrative Management Services (see Clause 4);

b)	Commercial Management Services (see Clause 5);

c)	Technical Management Services (see Clause 6).

Jointly referred to as the “Services”).

4	ADMINISTRATIVE MANAGEMENT SERVICES

The Manager shall provide Administrative Management Services to the Owner, which includes, but is not limited to, the following functions:

(a)	If required, the provision of a person to be appointed as President (and/or managing director or similar position) of the Owner up until the Owner has appointed such capacity locally.

(b)	The provision of services relating to the day-to-day running of the business of the Owner, up until the Owner has appointed such capacity locally, which are normally performed by the managing director of a limited company in accordance with Norwegian law (cf. Norwegian Limited Companies Act § 6-14) and to represent the Owner in such matters where the Manager is authorized to act on behalf of the Owner.

(c)	The provision of management of the financial matters of the Owner, including but not limited to the opening and closing of bank accounts and to provide cash management and fund management services.

The cash management and fund management shall also include the arrangement of the entry into currency exchange agreements, interest hedging agreements, financial swap agreements, and other agreements in respect of futures and derivative instruments, always subject to the authorization of the Board of Directors of the Owner in any case or in accordance with the applicable Decision Guides and Manuals of the Höegh LNG Group.

All moneys collected by the Manager under the terms of this Agreement and any interest thereon shall be held to the credit of the Owner in a separate bank account. All expenses incurred by the Manager under the terms of this Agreement on behalf of the Owner, shall be payable by the Owner to the Manager on demand.

(d)	As part of the services described in Clause c) above, the Manager shall negotiate Loan Agreements on behalf of the Owner and shall sign Loan Agreements after having been so authorized in advance by the Board of Directors of the Owner. The Manager shall with the prior approval of the Board of Directors of the Owner, be authorized to enter into Loan Agreements.

Guarantees and other financial commitments can only be given and entered into with the prior approval of the Board of Directors of the Owner.

(e)	The provision of such budgets and financial statements as the Owner may instruct, including long- and short-term budgets, long term financial forecasts, status reports and projections, statutory annual reports and quarterly reports including a statement of income and balance sheet for the relevant period, all as instructed by the Board of Directors of the Owner from time to time.

(f)	The provision of the controller functions in respect of the financial matters of the Owner.

(g)	The Manager shall handle and settle minor claims by third parties arising out of the Services provided under this Agreement and keep the Owner informed regarding any incident of which the Manager becomes aware and which gives or may give rise to claims or disputes involving third parties. The Manager shall as instructed by the Owner bring or defend actions, suits and proceedings in connection with matters entrusted to the Manager according to this Agreement.

(j)	Coordination of the secretarial and corporate administrative services with Orangefield Cyprus, including assisting the secretary in performing these services.

(k)	All such matters that are delegated to the Manager in accordance with the applicable Decision Guides and Manuals of the Höegh LNG Group.

5	COMMERCIAL MANAGEMENT SERVICES

The Manager shall provide Commercial Management Services to the Owner which includes, but is not limited to the following functions:

(a)	The provision in accordance with the instructions of the Board of Directors of the Owner for chartering services, which includes but is not limited to seek and negotiate employment for the FSRU, to appoint and use brokers and agents as appropriate and the conclusion (including the execution thereof) of charter parties, freight contracts or other contracts relating to the employment of the FSRU, provided that the prior approval, authorization or endorsement of the Board of Directors of Owner shall be obtained in respect of such charter parties;

(b)	Arrangement of the provision of bunker fuel of the quality as required for the trade of the FSRU;

(c)	The operation of the FSRU as required by the Owner, which includes but is not limited to the provision of compatibility/interface studies, FSRU approval and vetting processes and voyage estimates and accounts and calculation of hire, freights, demurrage and dispatch moneys due from or due to the charterer of the FSRU, to issue voyage instructions, to appoint agents and stevedores and to arrange survey of cargoes;

(d)	To provide freight management including provision of freight estimates and accounts and calculation of hire and freights and/or demurrage and dispatch money due from or due to charterers of the FSRU and to arrange proper payment of all hire and freight revenues and other moneys of what-so-ever kind under contracts for employment of the FSRU;

(e)	All such other matters that are delegated to the Manager in accordance with the applicable Decision Guides and Manuals of the Höegh LNG Group.

6	TECHNICAL MANAGEMENT SERVICES

(a)	To arrange insurances acceptable to the Owner on the best terms reasonably available in the market with reputable underwriters and otherwise upon terms and conditions in line with sound insurance practices, but always in accordance with the Owner’s instructions (in respect of the insured values, deductibles, etc.) including the entry of vessels in Protection and Indemnity Clubs and Defence Clubs and to maintain Hull and War risk insurance at proper terms and premia as shall be agreed between the Owner and the Manager. Arrangement of insurances shall include all necessary and customary insurances of the vessels.

Such insurances to be maintained by the Manager in the joint names of the relevant company in the Owner Group and the Manager and any sub-contractors of Manager as their interest may appear (and upon request of the interest of any mortgagee).

(b)	To handle and settle all insurance, average (particular and general) salvage and other claims in connection with vessels owned or chartered by the Owner Group and to appoint in Manager’s discretion, average adjusters and other professional advisors when such services are appropriate or required

7	OTHER SERVICES SPECIFICALLY AUTHORISED

(a)	The Manager, or the person whom it may appoint, shall be authorized (through a power of attorney or such other instruments as are necessary for and on behalf of the Owner) to negotiate, approve, enter into, execute (under hand or under the Common Seal of the Owner and to affirm the use of such Common Seal) and deliver all such agreements, documents, certificates or instruments which may be required pursuant to or in connection with the performance of its Services hereunder;

(b)	The Manager may take such other action for and on behalf of the Owner, in addition to the powers conferred upon it by this Agreement, as shall be authorized from time to time by a resolution of the Board of Directors of the Owner.

8	THE MANAGERS’ SUB-CONTRACTING

The Manager shall not have the right to sub-contract any of the obligations or rights hereunder to a third party without the prior written consent of the Owner, except to Höegh LNG Fleet Management AS and the Manager’s associated companies.

9	OWNERSHIP

The ownership to assets, including but not limited to documents of any nature, know-how, intellectual property and any other tangible or intangible assets, rights or privileges (the “IPR”), which are acquired or developed by the Manager related to the Manager’s Services provided to the Owner shall solely lie with the Owner. The Manager shall not acquire any ownership or title to such IPR.

10	RESPONSIBILITIES

(a)	Neither the Owner nor the Manager shall be liable for any failure to perform any of their obligations hereunder by reason of any cause whatsoever by any nature and kind beyond their reasonable control.

(b)	Without prejudice to Clause 10 (a), the Manager shall not be liable whatsoever to the Owner for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay of the FSRU) and howsoever arising in the course of performance of the Services under this Agreement, unless such liability is proven to result solely from the negligence, gross negligence or wilful default of the Manager or their employees or agents or sub-contractors employed by them in connection with the Services under this Agreement in which case the Manager’s liability for each incident or series of incident that gives rise to a claim or claims, shall never exceed a total amount of NOK 500,000.

(c)	Except to the extent and solely for the amount that the Manager will be liable as set out in Clause 10 (b), the Owner hereby undertakes to keep the Manager and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands and liabilities whatsoever or howsoever arising, which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Services under this Agreement, and against and in respect of all costs, losses, damages and expenses, including legal costs and expenses on a full indemnity basis, which the Manager may suffer or incur (either directly or indirectly) in the course of the performance of the Services under this Agreement.

(d)	It is hereby expressly agreed that no employee or agent of the Manager (including every sub-contractor from time to time employed by the Manager) shall in any circumstances whatsoever be under any liability whatsoever to the Owner for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 9, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Manager or to which the Manager are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid and for the purpose of all the foregoing provisions of this Clause the Manager are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

11	ACCOUNTING

The Manager shall:

(a)	Establish an accounting system, which meets the requirements of the Owner and provide regular accounting services, supply regular reports and records in accordance therewith;

(b)	Maintain the records of all costs and expenditures incurred hereunder as well as any data necessary or proper for the settlement of accounts between the parties.

Manager shall ensure that the accounts of the Owner are prepared and maintained in accordance with applicable legislation and regulations.

The Manager shall also prepare and deliver to the Owner’s registered office quarterly Management accounts in respect of the Owner to be supplied within 30 days of the end of each financial quarter.

12	AUDITING

The Manager shall at all times maintain and keep true and correct accounts of the Owner and shall make the same available for inspection and auditing by the Owner or its appointed auditor at such time as the Owner may determine.

13	MANAGEMENT FEE

(a)	The Owner shall pay to the Manager for its services as Manager under this Agreement an annual management fee in NOK to be calculated by the Manager’s documented cost plus 3%. An estimate of the annual Management Fee shall form the basis of an amount, which shall be payable by equal monthly instalments in arrears, the first instalment being payable on the commencement of this Agreement and subsequent installments being payable monthly in arrears. The estimated Management Fee may be adjusted to reflect any changes in the amount of services provided hereunder. Settlement of the discrepancy between the estimated Management Fee and the actual Management Fee shall take place at the end of each calendar year. The Manager shall charge an overhead to cover its own office accommodation, office staff and stationery. The Owner shall reimburse the Manager for its postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Manager in pursuance of the Services.

(b)	The costs, which the Manager is entitled to be reimbursed for, shall be budgeted on an annual basis and be paid monthly in advance according to the budget approved by the Board of Directors of the Owner. Any deviation from budget shall be settled in the next monthly payment due.

(c)	In the event of the appointment of the Manager being terminated by the Owner or the Manager in accordance with the provisions of Clause 15 (Duration and Termination of the Agreement) other than by reason of default by the Manager, the Management Fee payable to the Manager according to the provisions of Clause 13 (a), shall continue to be payable for a further period of 6 – six – calendar months.

14	SUSPENSION OF MANAGERS’ PERFORMANCES UNDER THE AGREEMENT

The Manager shall be entitled to suspend performances under this Agreement by notice in writing if any moneys payable by the Owner under the Agreement, shall not have been received in the Manager’s nominated account within 7 days of payment having been requested in writing by the Manager.

15	DURATION AND TERMINATION OF THE AGREEMENT

(a)	This Agreement shall come into effect on the date stated in Clause 2 (a) (Appointment of the Manager), and shall continue for the duration of the LMA. Thereafter it shall continue until terminated by either party giving to the other notice in writing, in which case the Agreement shall terminate upon the expiration of a period of six months from the date upon which such notice was given.

(b)	The Manager shall be entitled to terminate the Agreement by notice in writing if any moneys payable by the Owner under this Management Agreement, shall not have been received in the Manager’s nominated account within ten days of payment having been requested in writing by the Manager.

(c)	The Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(d)	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

(e)	Upon termination of this Agreement the Manager shall transfer and deliver to the Owner all assets, including but not limited to documents of any nature, know-how, intellectual property and any other tangible or intangible assets, rights or privileges that is the property of the Owner, ref. Clause 9 (Ownership) above.

16	LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 16.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. On the receipt by one party of the nomination in writing of the other parties’ arbitrator, that party shall appoint their arbitrator within 14 days, failing which the decision of the single arbitrator appointed shall apply. Two arbitrators properly appointed shall appoint a third arbitrator who shall be the chairman of the Arbitration Panel. Should the two arbitrators fail to appoint the third arbitrator, any party can request that the appointment be made by the Oslo City Court. The parties agree that no Party shall appeal to the court on a question of law arising out of an award made in the proceedings.

The arbitration hearings, any submissions to the court and the award or ruling passed by the court shall be treated as confidential.

17	NOTICES

All notices, requests, demands and other communications given or made in accordance with the provisions of the Agreement, shall be in writing and shall be given either by registered or recorded mail or by fax and shall be deemed to have been given when actually received.

* * *

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

Hoegh LNG Cyprus Limited		Höegh LNG AS

/s/ Veronica B. Sandnes		/s/ Sveinung Støhle
Name:	Veronica B. Sandnes	Name:	Sveinung Støhle
Title:	Attorney-in-fact	Title:	General Manager
Date:	27/03/2015	Date:	27/03/2015

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